Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of December 20, 2006 by and between Texas United Bancshares, Inc. (hereinafter referred to as “Employer”) and L. Don Stricklin (hereinafter referred to as “Executive”).

W I T N E S S E T H

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement dated January 30, 2006;

WHEREAS, the Board of Directors of the Employer have approved the terms of a negotiated definitive agreement relating to the proposed merger (the “Merger”) of the Employer with and into Prosperity Bancshares, Inc. (“Prosperity”) and have authorized and approved the Merger Agreement and all transactions contemplated thereby, including the Merger;

WHEREAS, the Agreement and Plan of Reorganization by and between Prosperity Bancshares, Inc. (“Prosperity”) and Texas United Bancshares, Inc. dated as of July 18, 2006, as amended (the “Merger Agreement”), has been approved by (i) the shareholders of the Employer at a special shareholders’ meeting held on December 14, 2006 and (ii) the shareholders of Prosperity at a special shareholders’ meeting held on December 13, 2006;

WHEREAS, Section 11.5 of the Merger Agreement provides that the Employment Agreement shall be amended to provide that in lieu of any change of control payments due to the Executive pursuant to Section 7 of the Employment Agreement and his 2006 bonus, and in consideration of his execution of the non-competition provisions of his employment agreement with Prosperity, the Executive shall receive the payment set forth in Schedule 11.5 of the Merger Agreement during 2006; and

WHEREAS, the parties wish to amend the Employment Agreement to modify certain provisions in accordance with the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and the Executive’s continued employment, the parties hereto agree that the Employment Agreement is hereby amended as follows:

1. Payment to Executive. In lieu of any Change of Control payment due to the Executive pursuant to Section 7 of the Employment Agreement and the Executive’s 2006 bonus payment pursuant to Paragraph 2(b) of the Employment Agreement, and in consideration of the Executive’s execution of the non-competition provisions of his employment agreement with Prosperity, the Employer shall pay the Executive $6,300,000.00 on or before December 31, 2006.

2. Agreement to Remain in Full Force. All of the terms of the Agreement, as amended hereby, shall remain and continue in full force and effect and are hereby confirmed, as so amended, in all respects.

3. Governing Law. All questions concerning the validity, operation and interpretation of this Amendment and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

4. Partial Invalidity. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Amendment, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Amendment shall remain in force, provided that the purpose of the Amendment can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Amendment be deemed to be a valid and binding agreement enforceable in accordance with its terms.

5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ Ervan E. Zouzalik
Title:	Chairman of the Board

EXECUTIVE

/s/ L. Don Stricklin
L. Don Stricklin

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